Exhibit 10.1

GWG Holdings, Inc.

Performance Share UNIT Agreement

(Performance-based Vesting)

(Fiscal 2019-2021 Awards)

THIS PERFORMANCE SHARE UNIT AGREEMENT (the “Agreement”) made effective as of {Date of Grant} (the “Grant Date”), is by and between GWG Holdings, Inc., a Delaware corporation (the “Company”), and {Name of Employee} (the “Employee”).

BACKGROUND

A. A “performance share unit” is a restricted stock unit that generally vests based upon the extent to which the Company achieves applicable performance objectives. Each performance share unit (a “Unit”) represents the right to receive one share of Company common stock (the “Common Stock”), or the cash value thereof pursuant to Section 7(b), subject to the terms and conditions set forth in this Agreement and the Plan (as defined below).

B. The Company has adopted the GWG Holdings, Inc. 2013 Stock Incentive Plan (as amended, the “Plan”) pursuant to which equity-based incentive awards, including but not limited to performance share units, may be granted.

C. Employee is an employee of the Company or one of its subsidiaries and will perform substantial work on behalf of the Company or its subsidiaries. The Company desires to grant Units to Employee upon the terms and conditions set forth herein and in the Plan.

AGREEMENT

NOW, THEREFORE, it is agreed as follows:

1. Incorporation of Plan by Reference. The terms and conditions of the Plan, a copy of which has been delivered to Employee, are hereby incorporated into this Agreement by this reference. In particular, the provisions of Section 9.13 of the Plan, respecting any Sale Transaction (as defined in the Plan), govern the terms and conditions of this Agreement. In the event of any direct conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Grant of Performance Share Units. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee an award for a target number of Units as set forth in Exhibit A (the “Target Award”). Except as otherwise provided in this Agreement, the number of Units that Employee actually earns (up to the maximum number of Units as set forth on Exhibit A), and the number of shares of Common Stock that may be paid out pursuant to this award, (i) is contingent upon the Company achieving the performance objectives set forth in Exhibit A (the “Performance Goals”); and (ii) is subject to the other terms and conditions and contingencies set forth in this Agreement, including such Exhibit, and in the Plan.

3. Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period set forth on Exhibit A.

4. Performance Goals.

(a) Except as otherwise provided in this Agreement (including without limitation Section 7), the number of Units earned by Employee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals. All determinations of whether Performance Goals have been achieved, the number of Units earned by Employee, and all other matters related to this Section 4 shall be made by the Committee in its sole discretion.

(b) Promptly following the Company’s filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ended December 31, 2121 (the final fiscal year of the Performance Period) (and no later than thirty (30) days after such filing), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Units that Employee shall earn, if any, subject to compliance with the requirements of Section 5. Such certification shall be final, conclusive and binding on Employee, and on all other persons, to the maximum extent permitted by law.

5. Vesting and Forfeiture of Units. The Units are subject to forfeiture until they vest (i.e., until they are earned). Except as otherwise provided in this Agreement (including without limitation Section 6 and 7 below), the Units will vest and become earned and nonforfeitable on the date that the Units are paid in shares of Common Stock or cash, subject to (a) the achievement of the minimum threshold Performance Goals for payout set forth in Exhibit A attached hereto, and (b) Employee’s continuous employment with the Company or one of its subsidiaries (“Continuous Service”) from the Grant Date through the date that the Units are paid in shares of Common Stock or cash. The number of Units that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goals set forth in Exhibit A and shall be rounded to the nearest whole Unit.

6. Termination of Continuous Service.

(a) Except as otherwise expressly provided in this Agreement, if Employee’s Continuous Service terminates for any reason at any time before all of Employee’s Units have vested, Employee’s unvested Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to Employee under this Agreement.

(b) Notwithstanding Section 6(a), if Employee’s Continuous Service terminates before all of Employee’s Units have vested as a result of Employee’s death or disability, or as a result of a termination by the Company without Cause (as defined below) or by Employee for “good reason” (if and as such term is defined in an applicable employment agreement between Employee and the Company or one of its subsidiaries), Employee will retain, and will not forfeit, a pro rata portion of the Target Award calculated by multiplying the Target Award by a fraction, the numerator of which equals the number of days that Employee was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period. This retained portion of the Target Award will not be subject to accelerated vesting and, instead, will vest (and be paid in accordance with Section 8) based on extent to which the Performance Goals are achieved during the entire Performance Period. For purposes hereof, “Cause” means (i) the indictment for a felony or any crime involving moral turpitude, or the Employee’s commission of fraud, breach of fiduciary duty, theft, embezzlement or crime against the Company or any of its subsidiaries or affiliates or any of their customers, (ii) the Employee’s gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates or in the performance of Employee’s duties and services required for Employee’s position with the Company or any of its subsidiaries or affiliates, which, if curable, is not cured within ten days after written notice thereof to Employee, (iii) other than as directed by the Company, the failure of Employee to provide the same services as such Employee provided as of the date hereof in a professionally appropriate manner, in each case which, if curable, is not cured within ten days after written notice thereof to the Employee, (iv) the Employee’s violation of any restrictive covenant agreement with the Company or any of its subsidiaries or affiliates, (v) the Employee’s breach of any material agreement with the Company or any of its subsidiaries or affiliates or any material employment policy of the Company or any of its subsidiaries or affiliates which, if curable, is not cured within ten days after written notice thereof to the Employee (including, without limitation, the Company’s code of ethics and insider trading policy), or (vi) the abuse of any controlled substance or of alcohol or any other non-controlled substance which the Company determines renders the Employee unfit to serve in the Participant’s capacity as an employee or service provider of the Company or any of its subsidiaries or affiliates.

7. Effect of Certain Transactions.

(a) Effect of a Sale Transaction. If a “Sale Transaction,” as defined in the Plan, occurs during the Performance Period, the Employee remains in Continuous Service up until the date of such Sale Transaction, and the acquiring entity or successor to the Company does not assume the obligations of the Company under this Agreement or replace the grant herein set forth with a substantially equivalent incentive award, then all outstanding Units shall vest at Target Award levels on the date of such Sale Transaction. Units vesting under this Section 7(a) shall vest regardless of whether Employee thereafter remains in the service of the Company or one of its subsidiaries, and such Units shall be paid as soon as administratively practicable following the closing of such Sale Transaction and no later than thirty (30) days thereafter; provided, however, that the Committee may in its sole discretion and without the consent of Employee, determine that Employee will receive that cash consideration, if any, as is described in Section 9.13(b) of the Plan (but only after giving effect to the vesting of Units immediately prior to the Sale Transaction as contemplated by this Section 7(a)).

(b) Effect of a Change-in-Control Transaction. If a Change-in-Control Transaction occurs during the Performance Period, then all outstanding Units shall automatically vest at Target Award levels on the one-hundred twentieth (120th) day following the closing of the Change-in-Control Transaction (the “Retention Date”), contingent upon the Employee remaining in Continuous Service through the Retention Date. Units vesting under the preceding sentence of this Section 7(b) shall vest regardless of whether Employee thereafter remains in the service of the Company or one of its subsidiaries, and such vested Units shall be paid in cash (not shares of Common Stock) as soon as administratively practicable following the Retention Date and no later than five (5) business days thereafter. Notwithstanding the foregoing, if Employee’s Continuous Service terminates following the occurrence of a Change-in-Control Transaction and prior to the Retention Date for any reason other than as a result of a termination by the Company for Cause, then all outstanding Units shall automatically vest at Target Award levels upon such termination, and such vested Units shall be paid in cash (not shares of Common Stock) as soon as administratively practicable following the date of such termination and no later than five (5) business days thereafter. The amount of cash to be paid to Employee in respect of each vested Unit under this Section 7(b) shall be equal to the greater of (y) twelve dollars ($12.00) or (z) the Fair Market Value (as defined in the Plan) of a share of Common Stock as of the trading date immediately prior to the closing date of the Change-in-Control Transaction; provided, however, that in no event shall the aggregate amount paid to Employee in respect of all Units as a result of a Change-in-Control Transaction exceed $[_________].

(c) Definition of Change-in-Control Transaction. For purposes of this Agreement, “Change-in-Control Transaction” means:

(i) the closing of the transactions contemplated by the draft Purchase and Contribution Agreement by and among The Beneficient Company Group, L.P., Beneficient Company Holdings, L.P., AltiVerse Capital Markets, L.L.C, Sabes AV Holdings, LLC, Jon R. Sabes, Steven S. Sabes, Insurance Strategies Fund, LLC and SFS Holdings, LLC, as such draft agreement may be finally negotiated and entered into among the ultimate parties thereto;

(ii) the acquisition, directly or indirectly, by any individual, entity or group of the power to vote, or control the voting with respect to, shares representing more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting securities (including, without limitation, the acquisition of voting power by the Seller Trusts through the termination, amendment or waiver of the voting restrictions set forth in that certain Stockholders Agreement dated December 27, 2018 by and among the Company, each of the Exchange Trusts that are a party thereto (each a “Seller Trust” and collectively the “Seller Trusts”), and as agreed to and accepted by Murray T. Holland and Jeffrey S. Hinkle as trust advisors to the Seller Trusts); or

(iii) a change in the composition of the Board of Directors of the Company as a result of which fewer than a majority of the directors are “Incumbent Directors.” “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company);

provided, however, that in no event shall a “Change in Control Transaction” be deemed to be a Sale Transaction.

8. Payment of Units.

(a) Except as provided under Section 7, payment in respect of the vested Units (i.e., Units earned for the Performance Period) shall be made in shares of Common Stock and shall be issued to Employee as soon as administratively practicable following the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2121 (the final fiscal year of the Performance Period), and in any event within thirty (30) days following such filing and in all circumstances during the calendar year 2022. The Company shall (i) issue and deliver to Employee the number of shares of Common Stock equal to the number of vested Units, and (ii) enter Employee’s name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to Employee.

(b) If Employee is deemed a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (including the regulations promulgated thereunder, the “Code”), as determined by the Committee, at a time when Employee becomes eligible for payment in respect of the Units upon his or her “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (i) the date that is six months following Employee’s separation from service and (ii) Employee’s death.

9. Transferability; Other Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Employee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by Employee and all of Employee’s rights to such Units shall immediately terminate without any payment or consideration by the Company.

10. No Rights as Stockholder. Employee shall not have any rights of a stockholder with respect to the shares of Common Stock underlying the Units, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents. Upon and following the vesting of the Units and the issuance of shares, Employee shall be the record owner of the shares of Common Stock underlying the Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting and dividend rights).

11. No Right to Continued Service. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company or any of its subsidiaries for any period of time or any right to continue his or her present or any other rate of compensation. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause. This Agreement shall not be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or any of its subsidiaries or creating a trust of any kind or a fiduciary relationship of any kind between the Company or any subsidiary and any such person.

12. Tax Liability and Withholding; Employee Representations.

(a) Employee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Employee pursuant to the Plan, the amount of any required withholding taxes in respect of the Units and shares of Common Stock or cash issuable or to be remitted upon payment thereof and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit Employee to satisfy any federal, state or local tax withholding obligation with respect to shares of Common Stock issuable upon payment of Units by any of the following means, or by a combination of such means:

(i) tendering a cash payment;

(ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to Employee as a result of the vesting of the Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; or

(iii) delivering to the Company previously owned and unencumbered shares of Common Stock.

(b) Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Employee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Units or the subsequent sale of any shares; and (ii) does not commit to structure the Units to reduce or eliminate Employee’s liability for Tax-Related Items.

(c) Employee hereby represents and warrants to the Company that Employee has reviewed with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement, including the grant by the Company of the Units. Employee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Employee understands that Employee will be solely responsible for any tax liability that may result to Employee as a result of the transactions contemplated by this Agreement, including the grant by the Company of the Units. Employee further understands that, as to matters involving an interpretation under the Plan, the Board of Directors of the Company (or the Committee) has complete authority to definitively interpret the Plan, which interpretation shall be final, conclusive and binding upon Employee.

13. Compliance with Law.

(a) The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and Employee with all applicable requirements of federal and state securities laws (collectively, the “Securities Laws”) and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of the Securities Laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

(b) Employee acknowledges that the shares of Common Stock to be received upon the vesting of any Units may not have been registered under the Securities Act of 1933 or other applicable Securities Laws of any state. If such shares of Common Stock shall have not been so registered, Employee acknowledges and understands that the Company is under no obligation to register, under the Securities Laws, the shares of Common Stock received by Employee or to assist Employee in complying with any exemption from such registration if Employee should at a later date wish to dispose of the shares of Common Stock. Employee acknowledges that, if not then registered under the Securities Laws, any certificates representing the shares of Common Stock shall bear a legend restricting the transferability thereof in substantially the following form:

The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws. In its discretion, the Company may require that the availability of any exemption or the inapplicability of such securities laws be established by an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company.

14. Limitation on Payments. In the event that the payments, consideration, compensation and benefits provided for in this Agreement together with the payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 14, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s payments, consideration, compensation and benefits under this Agreement will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of payments, consideration, compensation and benefits, notwithstanding that all or some portion of such payments, consideration, compensation and benefits may be taxable under Section 4999 of the Code. If a reduction in payments, consideration, compensation and benefits constituting “parachute payments” is necessary so that parachute payments are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section 14 will be made in writing by an independent accounting firm designated by the Company that is reasonably acceptable to the Employee (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. The Company shall cause such determination to be made before the due date for payment of any amounts that become payable pursuant to Section 14 hereof. For purposes of making the calculations required by this Section 14, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 14.

15. Notices. All notices and other communications required under this Agreement will be in writing and will be deemed to have been duly given two days after mailing, via certified mail return-receipt requested, to the applicable party at the following addresses:

If to the Company:	GWG Holdings, Inc.
Attention: Chief Executive Officer and
Chief Financial Officer
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402
Facsimile: (612) 746-0445

If to Employee:

16. General Provisions.

(a) The Units are granted pursuant to the Plan and are governed by the terms thereof. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee.

(b) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation, other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(c) The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

(d) This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A of the Code.

(e) Each party agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(g) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein, and without regard to any of such state’s conflicts-of-law provisions.

(h) This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except by a writing signed by the party to be charged.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GWG HOLDINGS, INC.

By:
Name:
Title:
EMPLOYEE
By:
Name:

Exhibit A

to

Performance Share Unit Agreement

(Fiscal 2019-2021 Awards)

Name of Employee:	{Name of Employee}

Performance Period:	The “Performance Period” shall be the period commencing on January 1, 2019 and ending on December 31, 2021.

Amount of Target Award:	[_____________] Units

Performance Goals:	As part of approving an overall Company operating budget for each year during the Performance Period, the Committee will establish performance goals for such year, which may include goals for pre-tax income (EBS), revenue diversification, Insurtech contribution to Company operations (e.g., number of policies, face value of policies, number of tests performed, etc.), and/or other goals that the Committee determines are appropriate.

The Committee will determine (i) whether, and to what extent, the performance goals have been satisfied on a cumulative basis over the three year Performance Period (giving weight to performance goals as it deems appropriate), and (ii) the number of Units that will vest and be paid to Employee in shares of Common Stock. Such determination will be made promptly following the Company’s filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ended December 31, 2121 (the final fiscal year of the Performance Period) (and no later than thirty (30) days after such filing).

The “Target Award” level under this Agreement represents the number of Units that would vest and be paid in shares of Common Stock if the Committee determines that cumulative performance goals have been satisfied in full. The Committee may elect to vest and pay out a lesser number of Units if it determines that performance goals have been satisfied only in part, or may elect to vest and pay out a greater number of Units if it determines that performance has exceeded the goals; provided, however, that the maximum number of Units that may vest and be paid out under this Agreement is 200% of the Target Award.